Exhibit 10.43
January 10, 2014
REVISED
Adam Koppel
70 Hundreds Road
Wellesley, MA 02481
Dear Adam,
I am pleased to extend you this offer of employment to join Biogen Idec with the job title of Chief Strategy Officer and SVP, Commercial Assessment & Disease Strategies. This position will report to George Scangos, Chief Executive Officer. Please note that neither this letter nor any other materials constitute a contract of employment with Biogen Idec. Your employment at Biogen Idec is employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen Idec also has the same right to terminate your employment at any time, with or without cause or notice. The specific terms of our offer are listed below; please take the time to review the offer, sign and return to me by February 9, 2014.
The position will be based at our Cambridge, MA facility.
Salary: This is a full-time, exempt position and your starting bi-weekly salary will be $20,192.31, which is equivalent to an annual salary of $525,000.06, and which will be paid in accordance with our standard payroll policies.
Sign-On Bonus: Upon employment, you will receive $2,000,000.00 as a one-time cash bonus. The bonus will be paid to you within two pay periods after your start date provided that you sign the enclosed Cash Sign-On Bonus Agreement, which describes the terms and conditions of the cash sign-on bonus.
Annual Bonus plan: You will be eligible to participate in the Biogen Idec Annual Bonus Plan, with a target bonus opportunity of 40% of your annual base salary. Based upon your start date, your target bonus amount may be pro-rated. Eligibility details and other terms of the Plan are included in the current year's Plan document, which will be made available upon your employment with the Company.
Long-Term Incentive Plan: You will be granted Cash-Settled Performance Units (CSPU) in connection with the commencement of your employment. The approximate grant date value of your CSPU award will be $2,000,000.00. You will also be granted Market Stock Units (MSU) in connection with the commencement of your employment. The approximate grant date value of your MSU award will be $2,000,000.00. Your CSPU and MSU awards will be granted on the first trading day of the month following your start date.
The actual terms of your CSPU and MSU awards will be communicated to you following the grant date. Your grants will be awarded under the Biogen Idec Inc. 2008 Omnibus Equity Plan. You are considered a "designated employee," as defined in the 2008 Omnibus Equity Plan. Our 2008 Omnibus Equity Plan and Prospectus are available to you on Biogen Idec's benefits website at www.mybenergy.com. Please read these documents for information about your Long-term Incentive grants.
Employee Benefits: Biogen Idec offers a robust and highly competitive employee benefits program. As an employee, you will be able to choose from a menu of options through our flexible benefits program. These benefits include a 401 (k) savings plan; group health care, including medical, dental, prescription drug and vision coverage; life, dependent life and disability insurance; as well as flexible spending accounts for eligible medical and dependent care expenses.
You are also entitled to up to 20 vacation days (160 hours) per year (pro-rated if you work part-time). Additional benefit offerings include an Employee Stock Purchase Plan (ESPP) and work/life benefits such as a concierge service and access to subsidized back-up dependent care. Please visit Biogen Idec's benefits website at www.mybenergy.com to familiarize yourself with Biogen Idec's complete benefit plan offerings.

Additional Executive Benefits
Supplemental Savings Plan: You will be entitled to participate in Biogen Idec's Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals of up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.). You will be provided with SSP enrollment information upon your employment with the Company.
Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen Idec pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.
Severance: You will be entitled to severance benefits in accordance with the attached executive severance document, and should refer to the document for details regarding terms, conditions, and eligibility and potential tax implications.
Tax & Financial Planning and Executive Physicals: You are eligible for annual reimbursement of expenses for qualified services such as federal and state income tax planning and/or preparation, financial and estate planning services, and the purchase of tax and or financial planning tools. Additionally, the Company will reimburse you for the expenses of an annual comprehensive physical exam when coordinated by the Executive Health Services team at Mass. General Hospital (MGH), The combined annual reimbursement you are eligible to receive is $5,500 per calendar year (January 1 -December 31), subject to the guidelines of the Tax & Financial Planning and Executive Physical Reimbursement Program. The details of these benefits are available upon your employment with the Company,
Stock Trading Plan: Upon employment with the Company, you will become subject to Biogen Idec's Global Insider Trading Policy, a copy of which will be provided to you. The Biogen Idec Global Insider Trading Policy sets forth guidelines designed to promote compliance with applicable federal and state securities laws that prohibit persons who are aware of material nonpublic information about the company from trading in securities of the company or providing material nonpublic information to other persons who may trade on the basis of that information. Upon your employment, you will be assigned, based on your job, to a specific trading group that will determine your obligations and restrictions under the policy, and you will be required to complete training on the policy,
You are required to satisfy the following contingencies prior to employment at Biogen Idec.

Pre-employment screening: Employment at Biogen Idec is contingent upon your successful completion and passing of both a background check and drug screen. Biogen Idec's background check includes verification of employment history, educational and professional licenses, degrees and/or credentials, a criminal records check, a Social Security Number search and verification of any other professional qualifications that your position responsibilities at Biogen Idec may warrant. Completion of your online Application for Employment authorizes Biogen Idec to conduct these background checks. If you have any questions about the background check, please contact your Biogen Idec recruiter.

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New Employee Forms: Upon receiving your signed offer leller and new hire paperwork, you will receive an email containing a link to a new hire form. Please complete this form as soon as possible upon receipt. This form will allow us to begin creating internal resources for you prior to your start date.

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Authorization to Work in the United States: The Federal government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring your original documents necessary to complete the Employment Eligibility Verification Form I-9 on your first day of employment.

If you will be working at one of our office locations: Do not complete a Paper Form I-9. Biogen Idec, Inc. is an E-Verify employer. You must complete Section 1 of your Form I-9 online by going to http://www.applicationstation.com. You will enter Application Station, and then click "Sign Back In" to enter the I-9 system, using the username and password that you created for your background check. If you have forgotten your password, a reminder link is available. Please remember to use your Legal Name and provide your Social Security Number on your Form I-9. You will still need to bring your original identity and work authorization documents on your first day to our HR team to verify. Your Section 1 must be completed on or before your first day of employment with Biogen Idec.

If you are a field employee: enclosed you will find notary instructions and a Form I-9 packet. You are required to complete the entire Form I-9 of the I-9 packet within 3 days of your start at a Notary Public and mail your original as instructed in the packet.
Signed Proprietary Agreement: In order to protect Biogen Idec's substantial investment in creating and maintaining its confidential and proprietary information, and to maintain goodwill with our customers, vendors and other business partners, you will be required to sign our 'Employee Proprietary Information and Inventions and Dispute Resolution Agreement' as a condition of employment. A copy of the Agreement is enclosed with this letter for your reference. Please sign and return this Agreement with your signed acceptance of our offer.
Adam, we are excited at the prospect of your joining Biogen Idec. To confirm your acceptance of this offer of employment, please sign and return this letter by February 1, 2014 and keep the other copy for your records. Review and complete the enclosed New Employee Checklist with actions required in order to begin your acceptance process. We would anticipate your first day of employment to be May 15, 2014. If you have any questions, please feel free to contact me.

Best Regards,

/s/ Tara Pettersson

Tara Pettersson
VP, Talent Acquisition
Cc: George Scangos 21893BR
I accept this offer of employment and acknowledge the contingencies of employment described above, including the at-will nature of my employment.
ACCEPTED:

/s/ Adam M Koppel	Adam M Koppel	2/6/2014
Signature	Name (Print)	Signature Date